Exhibit 99.1

Protalix BioTherapeutics Signs Agreement to License Acetylcholinestrase

Development Technology

Protalix BioTherapeutics to Explore Biodefense and Civilian Applications with Researchers from Hebrew University of Jerusalem

Carmiel, Israel – August 8, 2007 - Protalix BioTherapeutics, Inc. (AMEX: PLX), today announced it has signed an agreement with the Yissum Research and Development Company, the technology transfer arm of the Hebrew University of Jerusalem, Israel, and the Boyce Thompson Institute for Plant Research, at Cornell University, Ithaca, New York, to develop a proprietary plant cell-based acetylcholinestrase (AChE) and its molecular variants for the use in several therapeutic and prophylactic indications, including a biodefense program.

Under the agreement, Protalix has licensed the technology underlying acetylcholinestrase from Hebrew University and Boyce Thompson.

The initial feasibility research on AchE has demonstrated the potential for the enzyme and its variants in multiple therapeutic fields. In vitro experiments have also shown that the AChE protein expressed in Protalix’s plant cell ProCellEx™ system demonstrates promising biological activity at both the biochemical and the cellular levels.

The work is based on research conducted in the laboratory of Professor Hermona Soreq, Dean of Faculty of Science at the Hebrew University of Jerusalem, Israel, a world leader in the field of acetylcholinestrase research.

Professor Soreq said, “After many years of research, we have come to understand the many translational benefits which can be achieved from using the AChE protein for therapeutic applications. We look forward to working with the Protalix team, and we are confident that its plant cell-based technology enhances our ability to address the many applications for this enzyme and its specific variants.”

Dr. David Aviezer, President and CEO of Protalix, added, “We are excited to be able to collaborate with Professor Soreq and her colleagues on this project, and that they recognize the value of Protalix’s plant cell-based technology platform. We believe the development program for AChE has significant potential, both in the growing biodefense market and in the civilian pharmaceutical arena.”

Nava Swersky Sofer, President & CEO of Yissum noted, “We are delighted to collaborate with Protalix to commercialize the discoveries made by Professor Soreq and her team. Protalix’s technology platform is an excellent fit for Professor Soreq’s discoveries in the field of AChE for use in the biodefense area and in other therapeutic applications, and we also feel confident that the Protalix’s strong team can develop these technologies to products. Yissum is particularly pleased to bring another one of Professor Soreq’s discoveries to a commercial partnership with a strong partner.”

About Protalix BioTherapeutics, Inc.

Protalix is a clinical stage biopharmaceutical company. Its goal is to become a fully integrated biopharmaceutical company focused on focused on the development and commercialization of proprietary recombinant therapeutic proteins to be expressed through its proprietary plant cell based expression system. Protalix’s ProCellExTM presents a proprietary method for the expression of recombinant proteins that Protalix believes is safe and scalable and will allow for the cost-effective, industrial-scale production of recombinant therapeutic proteins. Protalix has received written notice from the United States Food and Drug Administration that it may initiate a phase III clinical trial in the United States of its lead product candidate, prGCD, for its enzyme replacement therapy for Gaucher disease, a lysosomal storage disorder in humans, and has reached an agreement with the FDA on the final design of its pivotal phase III clinical trial through the FDA’s Special Protocol Assessment (SPA) process. Protalix is also advancing additional recombinant biopharmaceutical drug development programs.

About Yissum:

Yissum (http://www.yissum.co.il) - the technology transfer company of the Hebrew University of Jerusalem - was founded in 1964 to protect the University’s intellectual property and commercialize it. Today, more than $1 Billion in annual sales are generated by products based on Hebrew University technologies licensed out by Yissum. Ranked among the top technology transfer companies in the world, Yissum has registered 5,000 patents covering 1,400 inventions, licensed 400 technologies and spun out 60 companies.

Safe Harbor Statement:

To the extent that statements in this press release are not strictly historical, all such statements are forward-looking, and are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to attract and retain partners for our technologies and products under development, the identification of lead compounds, the successful preclinical development of our products, the completion of clinical trials, the review process of the FDA, foreign regulatory bodies and other governmental regulation, and other factors described in our filings with the Securities and Exchange Commission. The statements are valid only as of the date hereof and we disclaim any obligation to update this information.

For additional information, contact Protalix BioTherapeutics at:

investors@protalix.com

AMEX IR Alliance for Protalix BioTherapeutics

Lee Roth / David Burke

212-896-1209 / 1258

lroth@kcsa.com / dburke@kcsa.com